Exhibit 99.1

CNET Networks Receives Notices Regarding Delayed Filing of Form 10-Q

San Francisco, Calif., August 16, 2006— CNET Networks, Inc. (Nasdaq:CNET) today announced that it intends to request a hearing before the Nasdaq Listing Qualifications Panel in response to the receipt of a Nasdaq Staff Determination notice on Monday, August 14, 2006, stating that the company is not in compliance with Nasdaq Marketplace Rule 4310(c)(14). The letter, which was expected, was issued in accordance with Nasdaq procedures because the company has not timely filed its Quarterly Report on Form 10-Q for the period ended June 30, 2006. Pending a decision by the hearing panel, CNET’s common stock will remain listed on The Nasdaq National Market. There can be no assurance that the hearing panel will grant the company’s request for continued listing.

The company has previously announced that a special committee of the Board of Directors is conducting a review of the company’s stock option practices and related accounting. The company intends to file its Form 10-Q once the special committee has completed its review and the company’s independent registered public accountants have completed their procedures.

The company also announced that it has received a notice from the trustee under the indenture governing the company’s $125 million aggregate principal amount of 0.75% Convertible Senior Notes due 2024, stating that the company is in default of its covenant to file its Form 10-Q with the trustee within fifteen days after it is required to be filed with the SEC. If the default is not cured within 60 days, the bonds may be accelerated by the holders of 25% outstanding principal amount or the trustee. As of June 30, 2006, the Company had approximately $143.3 million of cash and investments.

Forward-Looking Statements The press release contains forward-looking statements concerning CNET’s plans to request a hearing before a Nasdaq Listing Qualifications Panel and the special committee’s continuing review of CNET’s stock option grant practices and related accounting. There can be no assurance concerning the outcomes of the hearing request, the special committee’s review or the effect of the potential acceleration of the notes. Forward-looking statements are made as of the date of this press release and, except as required by law, CNET does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

About CNET Networks

CNET Networks is a global media company with some of the most important and valuable brands on the Web targeting passionate audiences. The company’s brands — such as CNET, GameSpot, TV.com, MP3.com, Webshots, BNET and ZDNet — serve the technology, games and entertainment, business, and community categories. CNET

Networks was founded in 1993 and has always been “a different kind of media company” creating engaging media experiences through a combination of world-class content and technology infrastructure.

CONTACT:

CNET Networks, Inc.

Investor Relations:

Gloria Lee, 415-344-2975

Gloria.Lee@cnet.com